Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL MEDICAL REIT INC. ANNOUNCES FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2016

FINANCIAL RESULTS

Reconciliations of non-GAAP financial measures for Funds from Operations and Adjusted Funds from Operations are included in the financial tables at the end of this announcement.

Bethesda, MD – March 27, 2017 – Global Medical REIT Inc. (NYSE: GMRE) (the “Company”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to leading clinical operators with dominant market share, today announces its financial results for the fourth quarter and year ended December 31, 2016.

2016 Fourth Quarter Highlights (all comparisons are to the same quarter in the prior year unless otherwise noted)

•	Total revenue increased to $3.1 million from $0.7 million.

•	Net loss increased to $(1.9) million from $(0.8) million.

•	Funds from Operations (“FFO”) of $(0.06) per share.

•	Adjusted Funds from Operations ("AFFO") of $0.06 per share.

•	Occupancy rate of 100% at both December 31, 2016 and December 31, 2015.

•	During the fourth quarter, the Company completed the acquisition of an additional 13 facilities containing a total of 289,724 square feet of gross leasable area for an aggregate purchase price of approximately $81.4 million.

•	On December 14, 2016, the Company declared a quarterly cash dividend of $0.20 per share of common stock to stockholders of record as of December 27, 2016 and to the holders of the Company’s long-term incentive plan units that were granted on July 1, 2016 and December 21, 2016. On an annualized basis, this amounts to a dividend of $0.80 per share, or an 8.97% dividend yield based on the closing price of the Company’s common stock of $8.92 per share on December 30, 2016.

•	On December 5, 2016, the Company announced an initial agreement with BMO Harris Bank N.A. and syndicate members for a $75 million secured credit facility plus a $125 million accordion feature for a total commitment of $200 million. On March 6, 2017, the Company announced that it had entered into an amended secured credit facility agreement with an increased base commitment amount of up to $200 million plus an accordion feature of up to $50 million, bringing the total commitment under the secured credit facility to $250 million.

2016 Full Year Highlights (all comparisons are to prior year unless otherwise noted)

•	Total revenue increased to $8.2 million from $2.1 million.

•	Net loss increased to $(6.4) million from $(1.6) million.

•	FFO of $(0.43) per share.

•	AFFO of $(0.03) per share.

•	As of December 31, 2016, the Company’s property portfolio included 31 buildings with gross leasable area of 664,879 square feet, compared to December 31, 2015, when the Company owned 9 properties with gross leasable area of 129,412 square feet.

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David A. Young, the Company’s Chief Executive Officer, commented, “During the fourth quarter we more than doubled our level of completed acquisitions compared to the third quarter, from a dollar standpoint, as during the fourth quarter we closed on the acquisition of 13 properties, adding approximately 290,000 square feet of gross leasable area, for a combined purchase price of approximately $81.4 million. Including these properties, our gross leasable area at December 31, 2016 was approximately 665,000 square feet and our gross investment in real estate was approximately $207 million (including approximately $7 million of intangible assets acquired, net of intangible liabilities acquired).”

Mr. Young continued, “During the first quarter of 2017 as we have closed on acquisitions totaling approximately $33.5 million bringing our gross investment to approximately $241 million and we have an additional $75.1 million of acquisitions currently under contract. When these pending acquisitions close our total portfolio will be approximately $316 million. I would also like to point out our recently amended syndicated revolving credit facility which provides a financing commitment of up to $200 million plus an accordion feature for an additional $50 million. We first announced the initial revolving credit facility back in December and since then BMO, the lead syndicate bank, has seen tremendous interest from its syndicate members, resulting in the amended and expanded credit facility entered into in early March 2017 that provides us with more ammunition to pursue the acquisitions discussed above. This additional funding will allow us to continue building our portfolio at an attractive cost of capital.”

2016 Fourth Quarter Financial Review

•	For the three months ended December 31, 2016, total revenue increased to $3.1 million, compared with total revenue of $0.7 million for the fourth quarter in the prior year as the Company’s larger property portfolio generated increased rental revenue.

•	Net loss for the three months ended December 31, 2016 was $(1.9) million, or $(0.11) per basic and diluted share, compared to net loss of $(0.8) million, or $(3.16) per basic and diluted share, during the fourth quarter in the prior year.

•	The increase in net loss for the three months ended December 31, 2016 was primarily due to acquisition costs, stock-based compensation expense, and generally due to increased operating expenses as a result of the growth in the Company’s portfolio of properties.

•	FFO per share was $(0.06) based on 17,605,675 basic and diluted weighted average shares outstanding compared to $(2.31) for the fourth quarter in the prior year based on 250,000 basic and diluted weighted average shares outstanding.

•	AFFO per share was positive $0.06 based on 17,605,675 basic and diluted weighted average shares outstanding compared to $(0.65) for the fourth quarter in the prior year based on 250,000 basic and diluted weighted average shares outstanding. The positive AFFO per share during the current quarter resulted primarily from the add back of both acquisition costs and stock-based compensation expense .

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2016 Full Year Financial Review

•	For the twelve months ended December 31, 2016, total revenue increased to $8.2 million, compared with total revenue of $2.1 million for the prior year. This year over year growth was driven by the Company’s larger portfolio of properties, resulting in higher rental revenues.

•	Net loss for the twelve months ended December 31, 2016 was $(6.4) million, or $(0.68) per basic and diluted share, compared to net loss of $(1.6) million, or $(6.44) per basic and diluted share, for the prior year.

•	The increase in net loss for the twelve months ended December 31, 2016 was primarily due acquisition costs, stock-based compensation expense, and generally due to increased operating expenses as a result of the growth in the Company’s portfolio of properties.

•	FFO per share was $(0.43) based on 9,302,244 basic and diluted weighted average shares outstanding compared to $(3.80) for the prior year period based on 250,000 basic and diluted weighted average shares outstanding.

•	AFFO per share was $(0.03) based on 9,302,244 basic and diluted weighted average shares outstanding compared to $(0.88) for the prior year period based on 250,000 basic and diluted weighted average shares outstanding.

Acquisition Activity

Completed Acquisitions During the Fourth Quarter Ended December 31, 2016

•	The Company closed on the acquisition of a total of five buildings from Northern Ohio Medical Specialists (“NOMS”) on October 7, 2016. The total purchase price for the five buildings was $4.6 million, adding 24,184 square feet to the Company’s portfolio. Upon its acquisition of the five buildings from NOMS, the Company entered into a new 11-year triple-net lease with the NOMS Tenant, effective as of October 7, 2016, and expiring in 2027 including four additional five-year renewal options. The acquisition was funded using a portion of the proceeds from the Company’s initial public offering.

As part of the original NOMS agreement there were two additional buildings that the Company is under contract to acquire for a total purchase price of approximately $5.4 million adding a total of 25,573 square feet. The acquisition of one building was completed in the first quarter of 2017 for approximately $4.3 million and 20,518 square feet. The Company intends to acquire the remaining building for approximately $1.1 million adding 5,055 square feet during the second quarter of 2017. Refer to the “Acquisition Activity” tables below.

•	On October 31, 2016, the Company closed on the acquisition of two buildings located in Carson City, NV which were acquired for approximately $3.8 million adding a total of 20,632 square feet. As part of this transaction, the Company assumed a seven-year triple net lease agreement with the existing tenant including one five-year renewal option. The acquisition was funded using a portion of the proceeds from the Company’s initial public offering.

•	On December 16, 2016, the Company completed its acquisition of one medical office building and two ancillary healthcare related buildings, encompassing 44,162 square feet located in Ellijay, Georgia for an aggregate purchase price of approximately $4.9 million. Upon the closing of the transaction, the Company assumed a 10-year triple net lease agreement with the existing master tenant that leases all three buildings. The acquisition was funded using a portion of the proceeds from the Company’s initial public offering.

•	On December 20, 2016, the Company completed its acquisition of three hospitals from Healthcare Realty Trust for total of $68.1 million. The three rehabilitation hospitals cover 200,746 square feet in total and are located in Mesa, AZ; Altoona, PA; and Mechanicsburg, PA. Each hospital is leased to HealthSouth Corporation with remaining lease terms of 8 years; 4 years; and 4 years, respectively, with 4, 2, and 2 additional five-year renewal options, respectively. The acquisition was funded primarily using a portion of the proceeds from the Company’s initial public offering and the remainder from funds obtained from the Company’s revolving credit facility.

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Completed Acquisitions Subsequent to December 31, 2016

•	During the first quarter of 2017 the Company closed the acquisition of six facilities encompassing 120,725 square feet of leasable space for a combined purchase price of $33.5 million. Refer to the summary information in the table below.

Q1 2017 Completed Acquisition Summary Table
Property	City	State	Purchase Price	Square Feet	Cap Rate[1]
Geisinger	Lewisburg	PA	$7,300,000	28,480	7.30%
Las Cruces	Las Cruces	NM	$4,880,000	15,761	7.25%
Prescott	Prescott	AZ	$4,500,000	12,000	8.08%
SLHVI	Clermont	FL	$5,225,000	18,152	7.00%
SWFNA	Cape Coral	FL	$7,250,000	25,814	7.33%
NOMS	Sandusky	OH	$4,343,300	20,518	7.49%

[1]	Cap rates calculated based on current lease terms and do not give effect to future rent escalations.

These acquisitions were funded using funds obtained from the Company’s revolving credit facility and from its available funds.

Pending Acquisitions Subsequent to December 31, 2016

•	The Company has three pending acquisitions under contract with a combined purchase price of $75.1 million, encompassing 165,629 square feet of leasable space. Refer to the summary information in the table below.

Pending Acquisition Summary Table
Property	City	State	Purchase Price	Square Feet	Cap Rate[1]
NOMS	Sandusky	OH	$1,063,300	5,055	7.69%
GBRH	Great Bend	KS	$24,500,000	63,978	8.75%
OCOM	Oklahoma City	OK	$49,500,000	96,596	7.12%
[1]	Cap rates calculated based on current lease terms and do not give effect to future rent escalations.

The Company intends to fund these three pending acquisitions using the revolving credit facility or other available cash and expects the acquisitions to be completed during the second quarter of 2017.

Leasing Review

•	At December 31, 2016, the Company’s total portfolio included 31 buildings leased to 18 tenants.

•	Total gross leasable area across the Company’s portfolio was approximately 664,879 square feet as of December 31, 2016 with an overall occupancy rate of 100%.

•	The average lease term remaining for the entire portfolio was 12 years at December 31, 2016 with an average annual base rent of $23.17 per square foot.

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Balance Sheet Summary

•	The Company’s cash and cash equivalents balance was $19.7 million as of December 31, 2016, compared to $9.2 million as of December 31, 2015.

•	The Company’s gross investment in real estate as of December 31, 2016 was $206.6 million (including approximately $7 million of intangible assets acquired, net of intangible liabilities acquired) compared to $56.1 million as of December 31, 2015.

•	The Company’s total debt, which includes third party debt (net of unamortized deferred financing costs) and related party debt, was $66.5 million as of December 31, 2016, compared to $63.9 million as of December 31, 2015. The Company’s weighted-average interest rate and term of its debt was 4.29% and 6.04 years, respectively, as of December 31, 2016, compared to 6.67% and 4.06 years, respectively, as of December 31, 2015.

•	As noted above, during the fourth quarter of 2016 the Company reached an initial agreement on a $75 million secured credit facility plus a $125 million accordion feature, for a total initial credit commitment of $200 million. The secured credit facility was amended on March 3, 2017 to include $200 million of base borrowing capacity plus an accordion feature of up to $50 million, for a total credit facility capacity of $250 million.

Earnings Call

The Company will hold its fourth quarter 2016 conference call later today, March 27, 2017, at 11:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet via the “Investor Relations” section of GMRE’s website at www.globalmedicalreit.com or by clicking on the conference call link http://globalmedicalreit.equisolvewebcast.com/q4-2016, or they may participate in the conference call by dialing 1-877-407-3948 and referencing Global Medical REIT. An audio replay of the conference call will be posted on the Company’s website.

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to leading clinical operators with dominant market share. The Company intends to produce increasing, reliable rental revenue by expanding its portfolio, and leasing its healthcare facilities to market-leading operators under long-term triple-net leases. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company intends to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its contemplated taxable year ending December 31, 2016.

Consolidated Financial Information

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which includes the Company’s consolidated financial statements, notes to the consolidated financial statements, and management’s discussion and analysis of financial condition and results of operations disclosures, will be available upon its filing through the U.S. Securities and Exchange Commission’s website (www.sec.gov).

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Non-GAAP Financial Measures

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the U.S. Securities and Exchange Commission. The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss [computed in accordance with generally accepted accounting principles (”GAAP”)] before non-controlling interests of holders of operating partnership units, excluding gains (or losses) from sales of property and extraordinary items, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The Company did not incur any gains or losses from the sales of property or record any adjustments for unconsolidated partnerships and joint ventures during the quarter and year ended December 31, 2016 and 2015. Because FFO excludes real estate related depreciation and amortization (other than amortization of deferred financing costs), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

Management calculates AFFO, which is also a non-GAAP financial measure, by modifying the NAREIT computation of FFO by adjusting it for certain non-cash and non-recurring items. For the Company these items include acquisition and disposition costs, loss on the extinguishment of debt, straight line deferred rental revenue, stock-based compensation expense, amortization of deferred financing costs, recurring capital expenditures, recurring lease commissions, recurring tenant improvements and other non-cash and non-recurring items. Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. The Company’s FFO and AFFO computations may not be comparable to FFO and AFFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, that interpret the NAREIT definition differently than the Company does or that compute FFO and AFFO in a different manner.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding expected financial performance or other financial items; any statements concerning our plans, strategies, objectives and expectations for future operations and our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions; any statements regarding the expected size and growth of the healthcare real estate market, and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Important factors that could cause the Company’s actual results to differ materially from estimates, stated expectations or projections contained in the Company’s forward-looking statements are set forth in the “Risk Factors” section and elsewhere in the reports the Company has filed with the U.S. Securities and Exchange Commission, including that unfavorable global and domestic economic conditions may adversely impact the Company’s business, the Company may not be successful in completing acquisitions in its investment pipeline or that it identifies and pursues in the future, and the Company’s expenses may be higher than anticipated. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

COMPANY CONTACT:		INVESTOR RELATIONS:
-OR-
Global Medical REIT Inc.		The Equity Group Inc.
Danica Holley		Jeremy Hellman
Chief Operating Officer		Senior Associate
(202) 524-6854 / danicah@globalmedicalreit.com		(212) 836-9626 / jhellman@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com

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Global Medical REIT Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)
Revenue
Rental revenue	$3,085,383	$656,527	$8,079,555	$2,049,196
Other income	37,579	-	130,775	12,471
Total revenue	3,122,962	656,527	8,210,330	2,061,667

Expenses
Acquisition fees	1,568,470	-	1,568,470	-
Acquisition fees – related party	-	400,000	754,000	627,000
General and administrative	1,313,007	213,550	4,291,422	505,141
Management fees – related party	627,147	90,000	1,434,294	360,000
Depreciation expense	806,383	213,180	2,334,664	659,671
Amortization expense	42,322	-	42,322	-
Interest expense	695,495	530,277	4,138,608	1,519,102
Total expenses	5,052,824	1,447,007	14,563,780	3,670,914
Net loss	$(1,929,862)	$(790,480)	$(6,353,450)	$(1,609,247)

Net loss per share – Basic and Diluted	$(0.11)	$(3.16)	$(0.68)	$(6.44)

Weighted average shares outstanding – Basic and Diluted	17,605,675	250,000	9,302,244	250,000

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Global Medical REIT Inc.

Consolidated Balance Sheets

	As of
	December 31,	December 31,
	2016	2015
Assets

Investment in real estate:
Land	$17,785,001	$4,563,852
Building	179,253,398	51,574,271
Site improvements	1,465,273	-
Tenant improvements	1,186,014	-
	199,689,686	56,138,123
Less: accumulated depreciation	(3,323,915)	(989,251)
Investment in real estate, net	196,365,771	55,148,872
Cash	19,671,131	9,184,270
Restricted cash	941,344	447,627
Tenant receivables	212,435	-
Escrow deposits	1,212,177	454,310
Acquired lease intangible assets, net	7,144,276	-
Deferred assets	704,537	93,646
Deferred financing costs, net	927,085	-
Other assets	140,374	-
Total assets	$227,319,130	$65,328,725

Liabilities and Stockholders’ Equity (Deficit)

Liabilities:
Accrued expenses	$573,997	$683,857
Dividends payable	3,604,037	-
Security deposits	719,592	-
Due to related parties, net	580,911	847,169
Acquired lease intangible liability, net	277,917	-
Convertible debenture, due to related party	-	40,030,134
Notes payable to related parties	421,000	421,000
Notes payable, net of unamortized discount of $1,061,602 and $302,892 at December 31, 2016 and December 31, 2015, respectively	38,413,298	23,485,173
Revolving credit facility	27,700,000	-
Total liabilities	72,290,752	65,467,333
Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.001 par value, 500,000,000 shares authorized at December 31, 2016 and December 31, 2015, respectively; 17,605,675 and 250,000 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	17,606	250
Additional paid-in capital	171,997,396	3,011,790
Accumulated deficit	(16,986,624)	(3,150,648)
Total stockholders' equity (deficit)	155,028,378	(138,608)
Total liabilities and stockholders' equity (deficit)	$227,319,130	$65,328,725

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Global Medical REIT Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2016	2015
Operating activities
Net loss	$(6,353,450)	$(1,609,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2,334,664	659,671
Amortization of deferred financing costs	350,444	126,535
Amortization of acquired lease intangible assets	42,322	-
Amortization of above (below) market leases	(994)	-
Stock-based compensation expense	1,684,812	-
Changes in operating assets and liabilities:
Restricted cash	(558,079)	-
Tenant receivables	(212,435)	2,793
Deferred assets	(681,242)	(93,646)
Accounts payable and accrued expenses	(39,509)	345,093
Security deposits	719,592	-
Accrued management fees due to related party	(9,291)	360,000
Net cash used in operating activities	(2,723,166)	(208,801)

Investing activities
Escrow deposits for purchase of properties	104,310	(439,433)
Loan repayments from (made to) related party	137,727	(135,196)
Cash paid for pre-acquisition costs	(140,374)	-
Acquisition of land, buildings, and other tangible and intangible assets	(150,459,250)	(31,764,361)
Net cash used in investing activities	(150,357,587)	(32,338,990)

Financing activities
Net proceeds received from initial public offering	137,288,016	-
Change in restricted cash	64,362	(249,908)
Escrow deposits required by third party lenders	(862,177)	-
Loan (repayments to) received from related parties	(394,694)	291,597
Proceeds from convertible debenture, due to related party	-	34,584,032
Repayment of convertible debenture, due to related party	(10,000,000)	-
Proceeds from notes payable to related parties	1,950,000	382,805
Repayment of notes payable from related parties	(1,950,000)	-
Proceeds received from revolving credit facility	27,700,000	-
Proceeds from notes payable related to acquisitions	41,320,900	7,377,500
Payments on notes payable related to acquisitions	(25,634,065)	(349,435)
Payments of deferred financing costs	(2,036,239)	(137,736)
Dividends paid to stockholders	(3,878,489)	(255,600)
Net cash provided by financing activities	163,567,614	41,643,255

Net increase in cash and cash equivalents	10,486,861	9,095,464
Cash and cash equivalents—beginning of period	9,184,270	88,806
Cash and cash equivalents—end of period	$19,671,131	$9,184,270

Supplemental cash flow information:
Cash payments for interest	$4,099,426	$1,165,157
Noncash financing and investing activities:
Conversion of convertible debenture due to related party to shares of common stock	$30,030,134	$-
Reclassification of deferred initial public offering costs to additional paid-in capital	$1,681,259	$-
Accrued dividends payable	$3,604,037	$-

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Global Medical REIT Inc.
Reconciliation of Funds from Operations (FFO)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net loss	$(1,929,862)	$(790,480)	$(6,353,450)	$(1,609,247)
Depreciation and amortization expense	848,705	213,180	2,376,986	659,671
Amortization of above (below) market leases	(994)	-	(994)	-
FFO	$(1,082,151)	$(577,300)	$(3,977,458)	$(949,576)

FFO per Share	$(0.06)	$(2.31)	$(0.43)	$(3.80)

Weighted Average Shares Outstanding	17,605,675	250,000	9,302,244	250,000

Global Medical REIT Inc.
Reconciliation of Adjusted Funds from Operations (AFFO)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

FFO	$(1,082,151)	$(577,300)	$(3,977,458)	$(949,576)
Acquisition costs	1,568,470	400,000	2,322,470	627,000
Straight line deferred rental revenue	(458,918)	(22,069)	(681,242)	(23,295)
Stock-based compensation expense	853,985	-	1,684,812	-
Amortization of deferred financing costs	134,995	36,685	350,444	126,535
AFFO	$1,016,381	$(162,684)	$(300,974)	$(219,336)

AFFO per Share	$0.06	$(0.65)	$(0.03)	$(0.88)

Weighted Average Shares Outstanding	17,605,675	250,000	9,302,244	250,000

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